Exhibit 10.23
QUANEX BUILDING PRODUCTS CORPORATION
ANNUAL INCENTIVE AWARD AGREEMENT
«Name»
Grantee

Date of Award:		«DateofAward»

Individual Incentive Target:		«IndividualTarget»

	Threshold Goal	«RONA1»

	Target Goal	«RONA2»

	Maximum Goal	«RONA3»
ANNUAL INCENTIVE AWARD
1.
GRANT OF ANNUAL INCENTIVE AWARD. The Compensation Committee (the “Committee”) of the Board of Directors of Quanex Building Products Corporation, a Delaware corporation (the “Company”), pursuant to the Quanex Building Products Corporation 2008 Omnibus Incentive Plan (the “Plan”), hereby awards to you, the above-named Grantee, effective as of the Date of Award set forth above, an Annual Incentive Award under the Plan on the terms and conditions set forth in this Annual Incentive Award Agreement (this “Agreement”).

Under this Annual Incentive Award you have an opportunity to earn an incentive cash payment based upon the achievement of the Performance Goals assigned to you by the Committee for the one-year period beginning November 1, 2007, and ending October 31, 2008 (the “Performance Period”), as compared with the Threshold Performance Goals, Target Performance Goals and Maximum Performance Goals established for you by the Committee for the Performance Period.

2.
ACHIEVED INDIVIDUAL INCENTIVE. The aggregate amount payable to you under this Agreement as your Annual Incentive Award for the Performance Period is equal to your Achieved Individual Incentive for the Performance Period multiplied by your Salary for the Performance Period. The term “Achieved Individual Incentive” means the amount determined as provided below:

2.1 If (a) the Target Performance Goals are achieved for the Performance Period (but the Maximum Performance Goals are not achieved for the Performance Period) and (b) you remain in the active employ of the Company Group through the last day of the Performance Period (except as otherwise provided in this Agreement), then the Achieved Individual Incentive shall be equal to the Individual Incentive Target set forth above multiplied by «Threshold» percent («Threshold»%).

2.2 If (a) the Maximum Performance Goals are achieved for the Performance Period and (b) you remain in the active employ of the Company Group through the last day of the Performance Period (except as otherwise provided in this Agreement), then the Achieved Individual Incentive shall be equal to the Individual Incentive Target set forth above multiplied by «Target» percent («Target»%).

Executive
Annual Incentive Award

2.3 If (a) the Threshold Performance Goals are achieved for the Performance Period (but the Target Performance Goals are not achieved for the Performance Period) and (b) you remain in the active employ of the Company Group through the last day of the Performance Period (except as otherwise provided in this Agreement), then the Achieved Individual Incentive shall be equal to the Individual Incentive Target set forth above multiplied by «Max» percent («Max»%).

2.4 If the performance standard achieved with respect to a particular Performance Goal is between the Threshold Performance Goal and the Target Performance Goal or between the Target Performance Goal and the Maximum Performance Goal, the applicable Final Performance Factor shall be determined by interpolation.

For example, assume that the Committee grants an employee a incentive compensation award under the Plan that is contingent upon achieving Performance Goal A and Performance Goal B, weighting the importance of the goals equally as 50% and 50%, respectively. The Committee establishes Threshold, Target and Maximum Performance Goals for each Goal. Finally, assume that the employee is awarded an Annual Incentive Award with a Individual Incentive Target of $100,000, is continuously employed by the Company throughout the Performance Period and achieves the Maximum Performance Goal for Performance Goal A, and precisely halfway between the Target and Maximum Performance Goals for Performance Goal B. The total amount payable to the employee under the award is $125,000, which is determined as follows: .The amount payable to the employee with respect to Performance Goal A is $50,000 (50% (Performance Goal Percentage) x $100,000 (Individual Incentive Target x 1 = $50,000), and the amount payable to the employee with respect to Performance Goal B is $75,000 (50% (Performance Goal Percentage) x $100,000 (Individual Incentive Target x 1.5 = $75,000).
2.5 The term “Salary” means the cash amounts paid or payable by the Company Group to you as regular compensation for services rendered during the Performance Period (whether or not deferred), exclusive of bonuses, awards, reimbursement of expenses and fringe benefits.
2.6 The Committee may not increase the amount payable under this Agreement. Notwithstanding any other provision of this Agreement to the contrary, in its sole discretion, the Committee may reduce your Individual Incentive Target and reduce the amount of the Incentive Award payable under the Agreement.
2.7 If the Threshold Performance Goals are not achieved for the Performance Period then the award pursuant to this Agreement shall lapse and be forfeited as of the last day of the Performance Period.
2.8 The Committee’s determinations with respect to the Performance Period for purposes of this Agreement shall be binding upon all persons.
3.	PAYMENT. Any amount payable to you pursuant to this Agreement will be paid to you by the Employer on «payment_date» (the “Payment Date”).

4.
TERMINATION OF EMPLOYMENT. The following provisions will apply in the event your employment with the Company and all Affiliates (collectively, the “Company Group”) terminates on or before the last day of the Performance Period.

4.1 Termination Generally. If your employment with the Company Group terminates on or before the last day of the Performance Period for any reason other than one of the reasons described in Sections 4.2 or 4.3 below, all of your rights in the Agreement, including all rights to the Annual Incentive Award, will lapse and be completely forfeited on the date your employment terminates.
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Annual Incentive Award

4.2 Permanent Disability. Notwithstanding any other provision of the Agreement to the contrary, if your employment with the Company Group terminates because you incur a Permanent Disability before the last day of the Performance Period then the legal entity that is a member of the Company Group and that is classified by the Company Group as your employer (the “Employer”) will pay to you in cash an amount equal to the product of (1) and (2) where (1) is the amount you would have received under the Agreement if your employment with the Company Group had not been terminated before the end of the Performance Period and (2) is a fraction, the numerator of which is the number of days from the beginning of the Performance Period through the date your employment with the Company Group terminates and the denominator of which is the number of days in the Performance Period. Any amount payable pursuant to this Section 4.2 will be paid by the Employer to you on the Payment Date listed in the Agreement (the “Payment Date”). For purposes of this Section 4.2, you will have a “Permanent Disability” if you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.
4.3 Death. Notwithstanding any other provision of the Agreement to the contrary, if you die before the last day of the Performance Period and while in the active employ of one or more members of the Company Group, then the Employer will pay to your estate in cash an amount equal to the product of (1) and (2) where (1) is the amount you would have received under the Agreement if your employment with the Company Group had not been terminated before the end of the Performance Period and (2) is a fraction, the numerator of which is the number of days from the beginning of the Performance Period through the date your employment with the Company Group terminates and the denominator of which is the number of days in the Performance Period. Any amount payable pursuant to this Section 4.3 will be paid by the Employer to your estate on the Payment Date.
4.4 Retirement. Notwithstanding any other provision of the Agreement to the contrary, if your employment with the Company Group terminates due to your Retirement before the last day of the Performance Period then the Employer will pay to you in cash an amount equal to the product of (1) and (2) where (1) is the amount you would have received under the Agreement if your employment with the Company Group had not been terminated before the end of the Performance Period and (2) is a fraction, the numerator of which is the number of days from the beginning of the Performance Period through the date your employment with the Company Group terminates and the denominator of which is the number of days in the Performance Period. Any amount payable pursuant to this Section 4.4 will be paid by the Employer to you on the Payment Date. For purposes of this Section 4.4 “Retirement” means the voluntary termination of your employment relationship with the Company Group on or after the date on which (a) you are age 65 or (b) you are age 55 and have five years of service with the Company Group.
4.5 Change in Control. In the event you have entered into a change in control agreement with the Company (your “Change in Control Agreement”), your benefits under this Agreement shall be modified as required under the provisions of your Change in Control Agreement.
5.
TAX WITHHOLDING. To the extent that the receipt of the Agreement or payment pursuant to the Agreement results in income, wages or other compensation to you for any income, employment or other tax purposes with respect to which the Employer has a withholding obligation, you shall deliver to the Employer at the time of such receipt or payment, as the case may be, such amount of money as the Employer may require to meet its obligation under applicable tax laws or regulations, and, if you fail to do so, the Employer is authorized to withhold from any payment under the Agreement or from any cash or stock remuneration or other payment then or thereafter payable to you by the Company Group any tax required to be withheld by reason of such taxable income, wages or compensation.

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Annual Incentive Award

6.
NONTRANSFERABILITY. Your rights under this Agreement and to any Annual Incentive Award that may be payable to you under this Agreement may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of (other than by will or the applicable laws of descent and distribution). Any such attempted sale, assignment, pledge, exchange, hypothecation, transfer, encumbrance or disposition in violation of this Agreement shall be void and the Company Group shall not be bound thereby.

7.
CAPITAL ADJUSTMENTS AND REORGANIZATIONS. The existence of the Annual Incentive Award shall not affect in any way the right or power of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in its capital structure or its business, engage in any merger or consolidation, issue any debt or equity securities, dissolve or liquidate, or sell, lease, exchange or otherwise dispose of all or any part of its assets or business, or engage in any other corporate act or proceeding.

8.
EMPLOYMENT RELATIONSHIP. For purposes of the Agreement, you shall be considered to be in the employment of the Company Group as long as you have an employment relationship with the Company Group. The Committee shall determine any questions as to whether and when there has been a termination of such employment relationship, and the cause of such termination, under the Plan, and the Committee’s determination shall be final and binding on all persons.

9.
NOT AN EMPLOYMENT AGREEMENT. The Agreement is not an employment agreement, and no provision of the Agreement shall be construed or interpreted to create an employment relationship between you and the Company or any Affiliate or guarantee the right to remain employed by the Company or any Affiliate for any specified term.

10.
LIMIT OF LIABILITY. Under no circumstances will the Company or an Affiliate be liable for any indirect, incidental, consequential or special damages (including lost profits) of any form incurred by any person, whether or not foreseeable and regardless of the form of the act in which such a claim may be brought, with respect to the Plan.

11.	EMPLOYER LIABLE FOR PAYMENT. The Employer is liable for the payment of any amounts that become due under the Agreement.

12.
MISCELLANEOUS. The Agreement is awarded pursuant to and is subject to all of the provisions of the Plan, including amendments to the Plan, if any. In the event of a conflict between this Agreement and the Plan provisions, the Plan provisions will control. The term “you” and “your” refer to the Grantee named in the Agreement. Capitalized terms that are not defined herein shall have the meanings ascribed to such terms in the Plan or the Agreement.

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Annual Incentive Award

In accepting the Annual Incentive Award set forth in this Agreement you accept and agree to be bound by all the terms and conditions of the Plan and this Agreement.

QUANEX BUILDING PRODUCTS CORPORATION

Raymond Jean — Chief Executive Officer
Executive
Annual Incentive Award

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